Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS SECOND QUARTER RESULTS

Meets Guidance Given Earlier in July

GREENWOOD VILLAGE, Colorado – July 27, 2005 – CIBER, Inc. (NYSE: CBR) today reported results for the quarter ended June 30, 2005.  Revenue was $241.0 million (another new high for CIBER), net income was $6.6 million, and GAAP EPS was $0.10/share.  These results met or exceeded the updated guidance that CIBER issued earlier this month.

Second Quarter and First Half 2005 Recap:

Revenue of $241.0 million for the June 2005 quarter, an increase of $32.7 million, or 16 percent, over the June 2004 quarter was fueled by three percent organic growth.  For the six months ended June 2005, revenue of $480.5 million exceeded the like 2004 period by $92.2 million, or 24 percent.

Net income for the June 2005 quarter of $6.6 million was $1.3 million, or 16 percent, less than the June 2004 quarter. For the six months ended June 2005, net income of $14.4 million was four percent higher than the June 2004 six-month period of $13.9 million.

Sequentially, revenue increased $1.4 million, approximately one percent, from the March 2005 quarter.  Net income represented a $1.2 million, or 15 percent, decrease from the March 2005 quarter.

GAAP EPS of $0.10/share for the June 2005 quarter was $0.02/share lower than the June 2004 quarter.  For the six months ended June 30, 2005, EPS of $0.22/share exceeded the like 2004 period by $0.01/share, or five percent.

(In millions, except share data amounts)

	Quarterly Data:
	Year Ago Quarter	Last Quarter	Current Quarter
	June 2004	March 2005	June 2005
Revenue	$208.3	$239.6	$241.0
Net Income	$7.9	$7.8	$6.6
GAAP EPS	$0.12	$0.12	$0.10
Free Cash Flow (defined below)	$9.7	$10.2	$8.8

(MORE)

	Six Month Data:
	Year Ago	Current Year
	1H04	1H05
Revenue	$388.3	$480.5
Net Income	$13.9	$14.4
GAAP EPS	$0.21	$0.22
Free Cash Flow (defined below)	$16.9	$19.0

Suspension of Cash EPS Reporting:

In previous quarters, CIBER has reported Cash EPS, which included with GAAP EPS the tax-adjusted portion of amortization expense.  Amortization is a non-cash charge of non-goodwill, intangible assets charged to the Statement of Operations.  While the Company is suspending Cash EPS references, it notes that this non-cash expense, at present levels, reduces GAAP EPS prospectively by approximately $0.06/share per year.

Free Cash Flow (FCF)  ($ millions)

	Quarter Ended		Six Months Ended
	June 2004	June 2005	June 2004	June 2005
Net Income	$7.9	$6.6	$13.9	$14.4
Depreciation	2.5	2.8	4.5	5.7
Amortization	1.0	1.5	1.6	3.1
Capital Exp.	(1.7)	(2.1)	(3.1)	(4.2)
FCF	$9.7	$8.8	$16.9	$19.0
“Other” CF Items*	1.4	12.3	(13.4)	(4.4)
Net FCF*	$11.1	$21.1	$3.5	$14.6

*                 “Other” CF Items, from the operating activities portion of the Statement of Cash Flows, vary with timing of receipts and payments and temporarily increase or decrease FCF.  Net FCF is equal to net cash provided by operating activities from the Statement of Cash Flows, less Capital Expenditures.

Accomplishments:

“Despite significant challenges in the quarter, we reported revenue growth sequentially, first half-over-first half and year-over-year, and had strong cash flow.  The quarter was negatively impacted by the fall of the Euro and other European currencies to the U.S. dollar.  This impacted the top line by approximately $2.0 million and pre-tax profits by $1.0MM,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “While there were additional obstacles, we continue to prove the competitive benefits of our business model built upon the changes we have made over the last four years.”

“We were also pleased to enhance our offshore business model by acquiring Knowledge Systems Pvt. Ltd. of Bangalore, India and with the strategic addition of SAP-related folks in Sweden during the June quarter.”

Second Quarter Highlights:

Significant Wins -

•                  Our $20 million City of New Orleans win awarded in April (in our State & Local Practice) was increased to $28 million.

•                  Two $4 million contracts, one each in Massachusetts and Pennsylvania, the latter of which can lead to larger follow-on business.

•                  A $3.5 million contract in the United Kingdom, the first VAR win of our London SAP Practice, with Dunelm Mill.

•                  A CRM win with Arsenal Football Club in the UK for $200,000.

•                  A $4.2 million new training business contract with NASA’s National Institute of Aeronautics.

•                  An approximately $6.5 million SAP implementation with a major telecom customer in Germany.

Expanded Relationship with SAP:

On June 30, 2005 CIBER entered into a new U.S. Gold Level Partnership with SAP, including a meaningful five-year go-to-market agreement.  CIBER and SAP have committed to work with each other on particular verticals.

Strong Wins and Pipeline:

Second quarter 2005 contract wins (now including Europe) totaled $288 million.  This represents the highest bookings CIBER has recorded and a 1.2:1 book:bill ratio.  CIBER’s pipeline (excluding Europe) is approximately $1.9 billion, an all time high.  “We continue to believe our business model, client relationships and sales strategies are collectively competitive advantages,” continued Slingerlend.

Third Quarter Goals:

“Building upon the momentum of the first-half of 2005 is vital,” said Slingerlend.  CIBER believes its maturing pipeline will help support the third quarter.  New projects are scheduled to kick off in all sectors, particularly as the upcoming quarter proceeds.  CIBER is focused on more ERP closings, winning new outsourcing contracts and integrating its new Indian subsidiary to accelerate offshore growth.

Guidance:

For the quarter ending September 30, 2005, as we presently forecast, revenue is to be $239-244 million and GAAP EPS is to be $0.11-0.13/share.

We are reiterating our 2005 annual guidance as to revenue at $970-980 million, GAAP EPS of $0.50-0.54/share and Free Cash Flow of $44-48 million.

Conference Call Webcast:

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET Thursday July 28th, and may be heard live by visiting the “webcast” section of the Investors portion of the company website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2004	2005	2004	2005
Consulting services	$199,933	$231,658	$373,222	$462,731
Other revenues	8,345	9,297	15,111	17,789
Total revenues	208,278	240,955	388,333	480,520

Cost of consulting services	144,356	169,372	269,971	337,285
Cost of other revenues	6,176	5,185	11,193	9,947
Selling, general and administrative expenses	42,808	51,619	81,907	102,727
Amortization of intangible assets	1,007	1,479	1,616	3,059
Operating income	13,931	13,300	23,646	27,502
Other income (expense), net	(933)	(2,501)	(869)	(3,922)
Income before income taxes	12,998	10,799	22,777	23,580
Income tax expense	5,068	4,207	8,882	9,191
Net income	$7,930	$6,592	$13,895	$14,389

Earnings per share – diluted	$0.12	$0.10	$0.21	$0.22

Weighted average shares – diluted	74,297	72,447	73,874	72,497

For the three months ended June 30, 2004 and 2005, respectively, earnings per share – basic was $0.13 and $0.11 and weighted average shares – basic were 60,279 and 62,556.

For the six months ended June 30, 2004 and 2005, respectively, earnings per share – basic was $0.23 and $0.23 and weighted average shares – basic were 59,760 and 62,602.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2004	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$44,446	$28,207
Accounts receivable, net	206,108	209,074
Prepaid expenses and other current assets	18,163	16,646
Income taxes refundable	743	1,145
Deferred income taxes	5,421	4,823
Total current assets	274,881	259,895

Property and equipment, net	26,745	25,477
Intangible assets, net	449,645	438,982
Other assets	7,401	7,798
Total assets	$758,672	$732,152

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,200	$26,984
Accrued compensation and related liabilities	46,491	53,666
Other accrued expenses and liabilities	50,405	44,064
Income taxes payable	10,914	8,424
Total current liabilities	136,010	133,138

Long-term line of credit - bank	48,704	29,334
Long-term debentures	175,000	175,000
Other long-term liabilities	17,418	17,622
Total liabilities	377,132	355,094

Minority interest	3,877	2,868

Shareholders’ equity	377,663	374,190
Total liabilities and shareholders’ equity	$758,672	$732,152

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
In thousands	2004	2005
Operating activities:
Net income	$13,895	$14,389
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,544	5,706
Amortization of intangible assets	1,616	3,059
Deferred income taxes	4,414	1,840
Provision for doubtful receivables	124	303
Other, net	1,661	1,930
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(11,737)	(7,407)
Other current and long-term assets	712	(103)
Accounts payable	(758)	(304)
Accrued compensation and related liabilities	(4,605)	8,539
Deferred revenue	10,168	383
Other accrued expenses and liabilities	(17,893)	(7,751)
Income taxes payable/refundable	4,473	(1,737)
Net cash provided by operating activities	6,614	18,847

Investing activities:
Acquisitions, net of cash acquired	(73,547)	(6,559)
Purchases of property and equipment, net	(3,149)	(4,197)
Net cash used in investing activities	(76,696)	(10,756)

Financing activities:
Employee stock purchases and options exercised	4,947	3,145
Purchases of treasury stock	(5,958)	(4,120)
Repayment of debt of acquired company	(52,628)	—
Payments on long-term bank line of credit (net)	—	(19,370)
Minority shareholder capital contribution	—	271
Borrowings on term note	6,000	—
Payments on term note	(600)	(1,200)
Net cash used in financing activities	(48,239)	(21,274)
Effect of foreign exchange rate changes on cash	(1,337)	(3,056)
Net decrease in cash and cash equivalents	(119,658)	(16,239)
Cash and cash equivalents, beginning of period	132,537	44,446
Cash and cash equivalents, end of period	$12,879	$28,207

Supplemental Information:

CIBER, Inc.

Supplementary Operating Results Analysis

For the Quarters Ended June 30, 2004 and March 31, 2005 and June 30, 2005

(unaudited)

($ In millions)

	Three Months Ended
	June 30, 2004		March 31, 2005		June 30, 2005
Revenue By Divisions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
U.S. Custom
Commercial*	$89.7	43	$88.4	37	$88.6	37
Federal	39.2	19	42.2	18	41.7	17
State & Local	31.8	15	31.2	13	30.8	13
U.S. Package	22.4	11	24.9	10	26.4	11
Europe*	25.9	12	53.4	22	54.1	22
Corporate Elims.	-0.7	—	-0.5	—	-0.6	—
Total	208.3	100	$239.6	100	$241.0	100

Operating Income		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
U.S. Custom
Commercial*	$7.6	8.5	$7.1	8.0	$7.2	8.1
Federal	5.4	13.8	5.7	13.5	5.2	12.5
State & Local	2.9	9.1	2.3	7.4	1.6	5.2
U.S. Package	2.0	8.9	2.6	10.4	2.8	10.6
Europe*	2.2	8.5	2.3	4.3	2.3	4.3
Corporate Expense	-5.2	-2.5	-4.2	-1.8	-4.3	-1.8
EBITA	$14.9	7.2	$15.8	6.6	14.8	6.1
Amortization Expense	1.0	0.5	1.6	0.7	1.5	0.6
Operating Income	$13.9	6.7	$14.2	5.9	13.3	5.5

*U.S. includes India’s results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	6,600	7,200	7,150
Total	7,500	8,200	8,150

Utilization (~)	89%	89%	88%

Avg. Hourly Bill Rates (~)	$70.00	$75.00	$75.00

###